Exhibit (a)(5)

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

ARTICLES SUPPLEMENTARY

Clarion Partners Real Estate Income Fund Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified 300,000,000 authorized but unissued shares of undesignated common stock, $0.001 par value per share (“Common Stock”), of the Corporation as Class U shares of Common Stock of the Corporation, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth below. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class U Shares of Common Stock

(1) Designation and Number. 300,000,000 shares of undesignated Common Stock are hereby reclassified as Class U shares of Common Stock (the “Class U Common Stock”).

(2) General. Each share of Class U Common Stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as the Class S, Class T, Class D and Class I shares of Common Stock, except as provided in the Charter and any multiple class plan adopted by the Corporation.

(3) Definitions. The following terms shall have the following meanings unless the context otherwise requires:

“Class U NAV Per Share” shall mean the net asset value of the Corporation allocable to the Class U Common Stock (including any reduction for Distribution and Servicing fees as described in the Prospectus), determined as described in the Prospectus, divided by the number of outstanding shares of Class U Common Stock.

“Distribution and Servicing Fees” shall mean the distribution and stockholder servicing fee payable to the Distributor and reallowable to Selling Agents with respect to shares of the Class U Common Stock as described in the Prospectus.

“Redemption Price” shall mean, for purposes of the redemption provisions of the Charter as applicable to the Class U Common Stock, the Class U NAV Per Share; provided that any shares of Common Stock redeemed prior to the date that is 12 months from the date of issuance of such shares shall be subject to a fee of 2% of such Class U NAV Per Share; provided further, that such fee may be waived in the sole discretion of the Corporation or its designee.

(4) Status of Reacquired Shares. Any shares of Class U Common Stock that shall have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Class U Common Stock.

SECOND: The shares of Class U Common Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective at 12:01 p.m., Eastern Time, on February 12, 2026.

FIFTH: The undersigned acknowledges the foregoing Articles Supplementary to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 12th day of February, 2026.

ATTEST:		CLARION PARTNERS REAL ESTATE INCOME FUND INC.

/s/ Marc A. De Oliveira		By:	/s/ Jane E. Trust	(SEAL)
Name:	Marc A. De Oliveira	Name:	Jane E. Trust
Title:	Secretary and Chief Legal Officer	Title:	President and Chief Executive Officer